Exhibit 99.1

BARRETT BUSINESS SERVICES, INC.

DESCRIPTION OF CAPITAL STOCK

Barrett Business Services, Inc. (the “Company”), is authorized to issue 500,000 shares of Preferred Stock, $.01 par value, issuable in series, and 20,500,000 shares of Common Stock, $.01 par value.

Common Stock

Voting Rights. Shares of Common Stock are entitled to one vote per share. Voting for directors is not cumulative. The affirmative vote of a majority of the outstanding shares of the voting capital stock of the Company is required to remove a director.

Dividends. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor (subject to the rights of holders of any preferred stock). The Company is not permitted to declare or pay dividends or distributions on, or purchase, redeem or retire, shares of Common Stock unless all accrued and unpaid dividends in respect of the Series A Nonconvertible, Non-Voting Redeemable Preferred Stock have been paid or set apart for payment for all prior dividend periods.

Liquidation Rights. Upon liquidation of the Company, after payment or provision for all liabilities and payment of any preferential amount in respect of Preferred Stock, holders of Common Stock are entitled to receive liquidating distributions of any remaining assets on a pro rata basis.

Other. Common Stock is not convertible into any other class of security, is not entitled to the benefit of any sinking fund provision and does not have any preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors of the Company is authorized to issue Preferred Stock in one or more series, and to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of each series without any vote or action of the stockholders of the Company. The issuance of Preferred Stock in certain circumstances may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock.

Series A Nonconvertible, Non-Voting Redeemable Preferred Stock

Effective March 27, 2012, Article III of the Charter of the Company was amended to classify and designate 50,000 shares of Series A Nonconvertible, Non-Voting Redeemable Preferred Stock (“Series A Preferred Stock”).

Voting Rights. Holders of Series A Preferred Stock generally have no voting rights; however, the Company is not permitted to (A) amend its Charter so as to materially and adversely affect the rights of the Series A Preferred Stock or (B) create or issue any additional shares of Series A Preferred Stock (other than in satisfaction of dividends payable on the shares of Series A Preferred Stock issued on March 28, 2012 or thereafter as dividends on such shares) or any preferred stock that is senior to or on a parity with the Series A Preferred Stock with respect to dividends and liquidation preference, unless such action is approved by the affirmative vote of the holders of at least 85% of the Series A Preferred Stock outstanding at the time voting as a separate class.

Dividends. The initial dividend rate on the Series A Preferred Stock is 5% per annum, payable semi-annually at the Company’s option in cash or additional shares of Series A Preferred Stock. The dividend rate increases by 2% annually beginning April 1, 2013 until all the Series A Preferred Stock has been redeemed. No dividends will be payable on shares of Series A Preferred Stock, if any, that are redeemed prior to September 28, 2012.

Liquidation Rights. Upon liquidation of the Company, the holders of the Series A Preferred Stock then outstanding are entitled to be paid, or have the Company declare and set apart for payment, out of the assets of the Company legally available for distribution to its stockholders, before any distribution of assets is made to holders of Common Stock, a liquidation preference per share of Series A Preferred Stock equal to the sum of (i) $1,000 (as may be adjusted in accordance with the Series A Preferred Stock terms) and (ii) all accrued and unpaid dividends on such share.

Other. The Series A Preferred Stock is redeemable by the Company at any time at its option in whole or in part at the per share redemption price of $1,000 plus all accrued and unpaid dividends. The Series A Preferred Stock is subject to mandatory redemption five years following the date the shares of Series A Preferred Stock were originally issued. The Series A Preferred Stock has no conversion rights.

Anti-Takeover Provisions

The Company’s Charter and bylaws contain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company. Under these provisions, (i) the Board of Directors has the authority to issue up to 500,000 shares of Preferred Stock with such rights and preferences, including voting rights, as it may establish, without further approval by the Company’s stockholders and (ii) the power to adopt, alter or repeal the Company’s bylaws is vested solely in the Board of Directors.

Maryland Control Share and Business Combination Statutes

The Company is subject to the Maryland control share act (the “Control Share Act”). Under the Control Share Act, a person (an “Acquiring Person”) who acquires voting stock in a transaction (a “Control Share Acquisition”) which results in its holding voting power within specified ranges cannot vote the shares it acquires in the Control Share Acquisition (“control shares”) unless voting rights are accorded to such control shares by the holders of two-thirds of the outstanding voting shares, excluding the Acquiring Person and the Company’s officers and inside directors. The term Acquiring Person is broadly defined to include persons acting as a group.

An Acquiring Person may, but is not required to, submit to the Company an “Acquiring Person Statement” which delineates certain information about the Acquiring Person and its plans for acquiring the Company’s stock and request the Company to call a special meeting of stockholders to act on the question of its voting rights.

If an Acquiring Person Statement is not delivered to the Company within ten days after a Control Share Acquisition or if the control shares are not accorded voting rights, the Company will have the right, subject to certain conditions, to redeem the control shares at fair value determined without regard to the absence of voting rights. If an Acquiring Person’s control shares are accorded voting rights and its shares represent a majority or more of all voting power, all stockholders of the Company, other than the Acquiring Person, will have the right to receive “fair value” for their shares, which may not be less than the highest price paid per share by the Acquiring Person for its shares in the Control Share Acquisition.

The Company is also subject to the provisions of the Maryland General Corporation Law limiting the ability of certain Maryland corporations to engage in specified business combinations (the “Business Combination Act”). Subject to certain exceptions, the Business Combination Act prohibits a Maryland corporation from engaging in a business combination with a stockholder who, with its affiliates, owns 10% or more of the corporation’s voting stock (an “Interested Stockholder”) unless (i) the corporation’s board of directors recommends the combination, (ii) stockholders holding 80% of the voting stock approve the business combination, and (iii) stockholders holding two-thirds of the voting stock not owned by the Interested Stockholder approve the business combination. In addition, an Interested Stockholder may not engage in a business combination with the corporation for a period of five years following the date the stockholder becomes an Interested Stockholder. “Business combination” is defined to include any merger with, any transfer of assets to, the provision of financial assistance to, and certain transactions involving the issuance of shares to, the Interested Stockholder. These provisions do not apply, however, to business combinations that are approved or exempted by the corporation’s board of directors before the stockholder became an Interested Stockholder.